UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 403-8125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on June 24, 2015, Warren Resources, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”) notifying the Company that, for the 30 consecutive business days preceding June 24, 2015, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(a)(1) (the “Rule”). In accordance with the Nasdaq Listing Rules, the Company was provided 180 calendar days, or until December 21, 2015, to regain compliance with the Rule, during which time it would be required to maintain a closing bid price of at least $1.00 for a minimum of 10 consecutive business days.

The Company was unable to regain compliance with the Rule by December 21, 2015. Accordingly, on December 22, 2015, the Company received a letter from the Staff notifying it that the Company’s common stock would be subject to delisting from The NASDAQ Global Market unless the Company timely requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

Based on the foregoing, the Company intends to timely request a hearing before the Panel at which it will present its plan of compliance and request a further extension of time. The Panel has the discretion to grant the Company up to an additional 180 calendar days from December 21, 2015 to regain compliance. This request will automatically stay any delisting or suspension action pending the issuance of a final decision by the Panel and the expiration of any further extension granted by the Panel.  There can be no assurance that the Panel will ultimately grant an extension of the compliance period.

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2015, Saema Somalya, Senior Vice President, General Counsel and Corporate Secretary, notified the Company  of her decision to resign from all positions with the Company effective December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARREN RESOURCES, INC.

Date:	December 24, 2015	By:	/s/ Saema Somalya
		Name:	Saema Somalya
		Title:	Senior Vice President,
General Counsel & Secretary